UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2024

STARDUST POWER INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39875	99-3863616
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

15 E. Putnam Ave, Suite 378 Greenwich, CT	06830
(Address of principal executive offices)	(Zip Code)

(800) 742 3095

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SDST	The Nasdaq Global Market
Redeemable warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	SDSTW	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 13, 2024, Stardust Power Inc. (the “Company”) agreed to issue promissory notes (the “Promissory Notes”) to several lenders (collectively, the “Lenders”), providing for loans (the “Loans”) in the aggregate principal amount of $1.8 million. The Loans will bear interest at a rate of 15% per year, and mature on March 13, 2025 (the “Maturity Date”). The proceeds of the Loans are expected to be used by the Company for general corporate and working capital purposes.

The Promissory Notes will contain customary representations and warranties and customary events of default. Pursuant to the Promissory Notes, an aggregate of 180,000 shares of Company common stock, par value $0.0001 per share (the “Common Stock”), owned by founders of the Company, will be pledged as collateral.

In addition, the Company has agreed to issue to the Lenders an aggregate of $2.7 million in Common Stock on the earlier to occur of (i) the consummation of a private placement offering of Company securities (in which case such issuance shall be on no less favorable terms than the terms of such private placement) and (ii) the Maturity Date, in each case, based on the lower of the closing price of the Company’s Common Stock on the date of issuance and a trailing 30-day volume-weighted average price, provided that the minimum number of shares of Common Stock issued to the Lenders shall be no less than an aggregate of 360,000 shares.

The securities are being offered and sold by the Company pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”) provided by Section 4(a)(2) and/or Regulation D promulgated thereunder, as a transaction not involving a public offering.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained above under Item 1.01 to the extent applicable is hereby incorporated by reference herein.

Item 3.02.	Unregistered Sales of Equity Securities.

The information contained above under Item 1.01 to the extent applicable is hereby incorporated by reference herein. The securities are being offered and sold by the Company pursuant to an exemption from the registration requirements of the Act provided by Section 4(a)(2) and/or Regulation D promulgated thereunder, as a transaction not involving a public offering.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2024, Chandra R. Patel resigned as a member of the board of directors (the “Board”) of the Company. Mr. Patel’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Subsequently on December 12, 2024, Mr. Patel was removed as a member of the Board pursuant to a written notice to the Company from Global Partner Sponsor II, LLC (the “Sponsor”) pursuant to that certain Stockholder Agreement, dated July 8, 2024, by and among the Company, the Sponsor and Roshan Pujari (the “Stockholder Agreement”), which removal was effective immediately. Pursuant to the Stockholder Agreement, the Sponsor has the right to designate one director to the Board (the “Designated Director”). Previously the Sponsor designated Mr. Patel through this right, who had served on the Board since July 8, 2024. On December 12, 2024, the Sponsor designated Martyn Buttenshaw as its Designated Director to fill the vacancy on the Board created by Mr. Patel’s removal.

Upon the recommendation of the Nominating and Corporate Governance Committee of the Board and in accordance with the Sponsor’s right to have a Designated Director under the Stockholder Agreement, on December 16, 2024, the Board appointed Martyn Buttenshaw to fill the vacancy on the Board, effective as of December 16, 2024. Mr. Buttenshaw will serve as a Class I director until the Company’s 2025 annual meeting of shareholders and until his successor shall have been duly elected and qualified, or until his earlier death, resignation or removal from office.

The Board determined that Mr. Buttenshaw meets the independence requirements under the listing rules of the Nasdaq Global Market and the Company’s independence standards and that there are no transactions between the Company and Mr. Buttenshaw that would require disclosure under Item 404(a) of Regulation S-K. There are no understandings or arrangements between Mr. Buttenshaw and any other person pursuant to which Mr. Buttenshaw was selected to serve as a director of the Company. Mr. Buttenshaw will not receive any compensation as a member of the Board.

In connection with the appointment of Mr. Buttenshaw as a member of the Board, the Company entered into an Indemnification Agreement with Mr. Buttenshaw pursuant to which the Company agreed to indemnify Mr. Buttenshaw to the fullest extent permitted under Delaware law against liability that may arise by reason of his service to the Company and to advance his expenses incurred as a result of any proceeding against him to which he could be indemnified. The foregoing description is qualified in its entirety by reference to the full text of such Indemnification Agreement, the form of which is filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on July 12, 2024 and incorporated in this Item 5.02 by reference.

Martyn Buttenshaw, age 47, has served as the Chief Executive Officer of Mackay Precious Metals Inc., a precious metals exploration company, since June 2023. Additionally, Mr. Buttenshaw has served primarily as a non-executive director for Ranchero Gold Corp. (formerly Melior Resources Inc.), an exploration and development stage company, since March 2014, and has served in an executive capacity with the company between August 2019 and October 2021 and since January 2023. From August 2021 to February 2024, Mr. Buttenshaw served as the Chairman of Atacama Copper Corp., a Chilean focused copper exploration company. From January 2020 to December 2020, Mr. Buttenshaw served as Operating Partner at Antarctica Capital where he was responsible for managing investments in the metals and minerals sector, with a particular focus upon the raw materials supply chain for the electric vehicle and renewable energy sectors. Prior to his time at Antarctica, Mr. Buttenshaw was a Managing Director at Pala Investments, a metals and minerals focused private equity firm, beginning in January 2010. From August 2007 to December 2009, Mr. Buttenshaw held senior roles at Anglo American in business development and M&A and from August 2000 to July 2005, served as a senior mining engineer with Rio Tinto. Mr. Buttenshaw is a Chartered Engineer, and graduated with a Master’s of Engineering from Imperial College London in 1999 and a Master of Business Administration with distinction from the London Business School in 2007.

Item 8.01	Other Events.

On December 16, 2024, the Company completed the purchase of 66 acres of undeveloped tract (excluding wetlands and creeks) in Southside Industrial Park, Muskogee, Oklahoma (the “Site”) from the City of Muskogee for approximately $1.7 million (the “Closing”), which amount includes the extension and option payments previously made by the Company. As previously disclosed, the Company had the exclusive right to purchase the Site pursuant to that certain Contract for Purchase and Sale of Real Estate dated January 10, 2024. In connection with the Closing, on December 16, 2024, the Development Agreement that the Company previously executed with the City of Muskogee, as previously disclosed on Form S-4/A filed on May 8, 2024, became effective. Pursuant to the Development Agreement, the Company has agreed to commence development of the Site, among other things.

A copy of the Company’s press release issued on December 17, 2024 announcing the completion of the purchase of the Site is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statement and Exhibits.

Exhibit No.	Description

99.1	Press release dated December 17, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 17, 2024

STARDUST POWER INC.

By:	/s/ Roshan Pujari
Name:	Roshan Pujari
Title:	Chief Executive Officer